SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                  April 30, 1998                                0-24850
    Date of Report (Date of earliest event reported)     Commission File Number



                           Giant Cement Holding, Inc.
             (Exact name of registrant as specified in its charter)


       Delaware                                      57-0997411
(State or other jurisdiction            (I.R.S. Employer Identification Number)
of incorporation)


                320-D Midland Parkway,Summerville, SC      29485
               (Address of principle executive offices) (Zip Code)

                                (843) 851-9898
               Registrant's telephone number, including area code



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Item 2.    Acquisition or Disposition of Assets.

            Pursuant to an Agreement and Plan of Merger dated September 10, 1997, as amended, GCHI Acquisition Corporation, a wholly-owned subsidiary of Giant Cement Holding, Inc. (the "Company") was merged with and into Solite Corporation, a Virginia corporation ("Solite") effective on April 30, 1998 (the "Merger"). As a result of the Merger, Solite is a wholly-owned subsidiary of the Company.

           Solite, a vertically integrated company based in Richmond, Virginia, is a leading lightweight aggregate producer, block producer and resource recovery company. The transaction included three lightweight aggregate manufacturing facilities and five concrete block facilities located in Virginia and North Carolina, and a hazardous waste drum processing and fuel blending facility in Alabama.

           Under the Agreement and Plan of Merger, each share of Solite common stock, par value $2.00 per share (the "Solite Common Stock"), that was outstanding immediately prior to the effective time of the Merger will be converted into shares of the Company's common stock, par value $.01 per share (the "Giant Common Stock") based on a conversion ratio, subject to payment in cash for fractional shares.

           The conversion ratio of 0.2298 shares of Giant Common Stock for each share of Solite Common Stock was determined by dividing 175,000 shares of Giant Common Stock by the total number of shares of Solite Common Stock outstanding as of the effective time. Pursuant to the Agreement and Plan of Merger, an additional 150,000 shares of Giant Common Stock were placed in escrow upon the consummation of the Merger. All, part, or none of 75,000 of such 150,000 shares shall be distributed to the persons who were holders of Solite Common Stock immediately prior to the Merger, depending on whether, and the extent by which, as of the effective date, Solite's consolidated net book value (as defined in the Agreement and Plan of Merger) exceeds $2.8 million and its net current assets (as defined in the Agreement and Plan of Merger) exceeds $3.3 million. The other 75,000 shares of Giant Common Stock shall be held in escrow to satisfy indemnification claims, if any. Unless a claim or claims by Giant are then pending in amounts in excess of the then value of 37,500 shares of Giant Common Stock, 37,500 shares of Giant Common Stock held in escrow shall be released on the second anniversary of the effective date, and unless any claim or claims by Giant are then pending, the balance of the shares of Giant Common Stock held in escrow shall be released on the third anniversary of the effective time. In addition, to the issuance of Giant Common Stock, the Company assumed approximately $19.2 million of Solite's long-term debt.

           The purchase price was negotiated by the Company's board of directors and Solite's board of directors on an arm's length basis. A letter of intent was executed on December 20, 1996 contemplating a stock-for-stock merger providing for the issuance to Solite shareholders of an aggregate of 1,300,000 shares of Giant Common Stock, and potentially, additional shares of Giant Common Stock in the event certain post-merger financial benchmarks were achieved. Subsequent to the completion of due diligence, the Company proposed a reduction in the consideration to be paid in the Merger due to lower than expected operating results for Solite's 1997 fiscal year, reductions in the value of Solite's
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current assets and the need for larger than anticipated capital  expenditures on plant and equipment. Following further negotiations, Solite and the Company agreed to a reduction in the number of shares of Giant Common Stock to be issued in the Merger to 750,000 and the elimination of the contingent earnout. The Company also agreed to increase the maximum amount of the debt to be assumed in the Merger from $18 million to $20 million. In September 1997, the Company proposed to further reduce the consideration received in the Merger to 650,000 shares of Giant Common Stock due to lower than anticipated operating results for Solite's quarter ended June 30, 1997. After several additional conference calls and phone conversations in late August and early September of 1997, the definitive terms of the Merger were agreed upon. In February 1998, the Company proposed a further reduction in the consideration to be received in the Merger to 325,000 shares of Giant Common Stock due to the Company's lower expectations for Solite's operating results, the increase in the Company's stock price and the increased transaction costs associated with the Antitrust Divisions' review of the Merger. After several conference calls and meetings an amendment to the terms of the Merger was agreed upon.

Item 7.    Financial Statements and Exhibits.

           (a)    Financial  Statements  of Business  Acquired.   The following
financial  statements of Solite are filed as part of this report:

                  (i) The   financial  statements  of  Solite  Corporation  and
                      Subsidiaries included under the caption "Solite Financial Statements" on pages F-1 through F-41 of the Registration Statement of Giant Cement Holding, Inc. on Post-Effective Amendment No. 1 to Form S-4 ( Registration No. 333-36783) filed with the Securities and Exchange Commission on April 1, 1998 are hereby incorporated by reference.

            (b) Pro Forma Financial Information. The following pro forma financial statements of Solite are filed as part of this report:

                   (i)The Unaudited Pro  Forma  Combined   Condensed  Financial
                      Statements included under the caption "Unaudited Pro Forma Combined Condensed Financial Statements" on pages 56 through 59 of the Registration Statement of Giant Cement Holding, Inc. on Post-Effective Amendment No. 1 to Form S-4 (Registration No. 333-36783) filed with the Securities and Exchange Commission on April 1, 1998 are hereby incorporated by reference.

           (c)    Exhibits:

                   2.1Agreement  and Plan of Merger,  dated  September 10, 1997, as amended, among Giant Cement Holding, Inc., GCHI Acquisition Corporation and Solite Corporation included as Annex IV to the Prospectus Statement/Prospectus filed as part of the Registration Statement of Giant Cement Holding, Inc. on Post-Effective Amendment No. 1 to Form S-4 (Registration No. 333-36783) filed with the Securities and Exchange Commission on April 1, 1998 is hereby incorporated by reference.


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                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                            GIANT CEMENT HOLDING INC.

                            By:   /s/ Terry L. Kinder
                                 Terry L. Kinder
                                 Vice President and Chief Financial Officer


Date:  May 14, 1998


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